Exhibit 2.2

SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (“AGREEMENT”) IS MADE ON DECEMBER 14, 2015 AT AHMADABAD, GUJURAT.

BETWEEN:

(1)
Sachinkumar Kamalkishore Mandloi, resident of 64, Jagat Park, Opp. Chandlodia Rly Station, Ghatlodia, Ahmedabad, 380061, hereinafter referred to as “Seller I” (which expression shall unless it be repugnant to the context or meaning thereof be deemed to mean and include his heirs, administrators, successors and assigns) OF THE FIRST PART;

AND

(2)
Anju Sachinkumar Mandloi, resident of 64, Jagat Park, Opp. Chandlodia Rly Station, Ghatlodia, Ahmedabad, 380061 hereinafter referred to as “Seller II” (which expression shall unless it be repugnant to the context or meaning thereof be deemed to mean and include his heirs, administrators, successors and assigns) OF THE SECOND PART;

AND

(3)
PinstripesNYC, Inc., a Delaware corporation, having its address at c/o Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, hereinafter referred to as “Purchaser I” (which expression shall unless it be repugnant to the context or meaning thereof be deemed to mean and include its successors and assigns) OF THE THIRD PART;

AND

(4)
Tripborn (US), LLC, a Delaware limited liability company, having its address at 4390 US Route 1,Suite #221 Princeton, NJ 08540, USA hereinafter referred to as “Purchaser II” or “Tripborn Nominee” (which expression shall unless it be repugnant to the context or meaning thereof be deemed to mean and include its successors and assigns) OF THE FOURTHPART;

AND

(5)
Sunalpha Green Technologies Private Limited (CIN: U40106GJ2010PTC062821), having its registered office address at 812, Venus Atlantis Corporate Park, Nr. Prahalad Nagar Garden, Satellite City, Ahmedabad, Gujurat 380015, India hereinafter referred to as “Company” (which expression shall unless it be repugnant to the context or meaning thereof be deemed to mean and include its successors and assigns) OF THE FIFTH PART.

“Seller I” and “Seller II” shall hereinafter collectively be referred to as “Sellers”.
“Purchaser I” and “Purchaser II” shall hereinafter collectively be referred to as “Purchasers”

“Sellers”, “Purchaser” and “Company” shall hereinafter be referred to as “Party” and collectively as “Parties”.

Seller I /s/ SKM	Seller II /s/ ASM	Purchaser /s/ DS	Company /s/ DS	Tripborn Nominee /s/ DS

Exhibit 2.2

WHEREAS:

A.
The Company is engaged in the business of Online Travel Agency (OTA) and tour operators and carries on its business through a website “http://www. tripborn.com/”for its business to business (B2B) customers (“Business”).

B.
The Company has, at the date of this Agreement, an authorised share capital of Rs. 1,12,50,000/- (Rupees One Crore Twelve Lakhs Fifty Thousand only) divided into 11,25,000/- (Eleven Lakhs Twenty Five  Thousand Only) equity shares of Rs. 10/- each. The Sellers together, own 5,50,000 (Five Lakhs and Fifty Thousand Only) fully paid-up equity shares constituting 100% (“Sale Shares”) of the entire issued, subscribed and paid-up share capital of the Company.

C.	The Purchasers wish to purchase and the Sellers wish to sell the Sale Shares free from encumbrances on the terms and subject to the conditions set out in this Agreement.

D.	Purchaser I intends to become 100% shareholder of the Company. However since the Company requires two shareholders, the Tripborn Nominee shall henceforth hold 10 shares as nominee of the Purchaser I.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION THE ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AND THIS AGREEMENT WITNESSETH AS UNDER:

1.	DEFINITIONS

“Act” means the Companies Act, 1956 or the Companies Act, 2013 (as applicable) and the rules made thereunder and any amendments thereto or re-enactments thereof from time to time;

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Applicable Law” means all applicable United States, Indian, and foreign statutes, enactments, laws, ordinances, bye-laws, rules, regulations, guidelines, notifications, judgments, decrees, injunctions, writs or orders of any court, statutory or regulatory authority, tribunal, board or stock exchange in any jurisdiction as may be in force and effect during the subsistence of this Agreement as may be applicable to each of the parties respectively;

“CIN” means corporate identity number;

“Closing” means the completion of the sale and purchase of the Sale Shares in accordance with this Agreement;

“Closing Date” shall have the meaning given to it in Clause 3(a);

Seller I /s/ SKM	Seller II /s/ ASM	Purchaser /s/ DS	Company /s/ DS	Tripborn Nominee /s/ DS

Exhibit 2.2

“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing, and any and all such cases that are owned, used by or necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted;

“Consideration” means the consideration for the sale of the Sale Shares being Rs 63,25,000/-    (Rupees Sixty Three Lakhs Twenty Five Thousand Only);

“Designated Authorised Dealer” means being an authorised dealer bank duly recognised by the Reserve Bank of India and appointed for handling the receipt and remittance of the consideration monies from the Purchasers to the Sellers;

“Encumbrance” means any encumbrance including without limitation any claim, debenture, mortgage, pledge, charge (fixed or floating), hypothecation, lien, deposit by way of security, bill of sale, option or right of pre-emption, right to acquire, right of first refusal, right of first offer or similar right, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), beneficial ownership (including usufruct and similar entitlements), public right, common right, way leave, easement, any provisional or executional attachment and any other direct interest held by any third party, or any agreement to create any of the foregoing;

“Equity Shares” shall mean equity shares of the Company ranking pari passu with each other;

“FEMA 20” means the (Indian) Foreign Exchange Management (Transfer or Issue of Security by a Person Resident Outside India) Regulations, 2000;

“Governmental Authority” means any federal, state, local government of the United States, India or foreign government or political subdivision thereof, or, in each case, any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction;

“INR” or “Rupees” shall mean the lawful currency of India;

“Key Employee” means any executive-level or management-level employee of the Company;

“Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge after reasonable investigation of any Key Employee;

“Material Adverse Effect” means a material adverse effect which is likely to have an impact on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company so as to reduce the value of the Company by 25% (twenty five percent) or more, of its total value;

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity; and

Seller I /s/ SKM	Seller II /s/ ASM	Purchaser /s/ DS	Company /s/ DS	Tripborn Nominee /s/ DS

Exhibit 2.2

“Sale Shares” means 5,50,000 (Five Lakh Fifty Thousand) fully paid-up equity shares having a face value of Rs. 10/- each and premium of Rs. 1.5/- each, constituting 100% of the entire issued, subscribed and paid-up share capital of the Company;

2.	TRANSACTION

a.
On the terms and subject to the conditions set forth in this Agreement, Purchaser I hereby agrees that it shall purchase 5,49,990 Sale Shares from Seller I and purchase 10 Sale Shares from Seller II through its nominee Purchaser II. The Sellers shall sell the same for the Consideration of Rs. 11.50/- (Rupees Eleven and Fifty Paisa only) per Sale Share, aggregating to an amount of Rs 63,25,000/- (Rupees Sixty Three Lakhs Twenty  Five Thousand Only)  Since Purchaser II is acting as nominee to Purchaser I, the consideration amount for the purpose of this transaction shall be reimbursed by Purchaser I to Purchaser II. The details of the number of shares to be transferred and are provided below:

Sr. No.	Name of the transferor	No of shares to be transferred	Name of the transferee	Aggregate Amount (Rs.)
1.	Seller I	5,49,990	Purchaser I	Rs 63,24,885/-
2.	Seller II	10	Purchaser II (Acting as nominee for Purchaser I)	Rs 115/-

b.
As the Act requires the Company to have at least two shareholders, the Purchaser I has requested the Tripborn Nominee to act as its nominee for the 10 shares to be purchased by the Purchaser I from the Seller II and the Tripborn Nominee has agreed to act as nominee/registered owner for the Purchaser I who shall be the beneficial owner. The Tripborn Nominee shall file the necessary forms as may be required for this purpose.

3.	CLOSING

a.
Closing shall take place at the offices of the Company at Ahmadabad, India within 15 (fifteen) days from the date of execution of this Agreement or such other date as may be mutually agreed between the Parties in writing (“Closing Date”).

b.	At Closing:

i.	The Sellers shall handover to the Purchasers duly stamped original share certificates representing the Sale Shares duly endorsed in favour of the Purchasers;

ii.	The Sellers shall handover duly stamped and executed original share transfer forms for transferring the Sale Shares to the Purchasers;

iii.
The Purchasers shall make a payment by way of irrevocable electronic transfer to the Designated Authorised Dealer of the amount of the Consideration in the proportion as set against each Seller's name below:

Name of Seller	No. of Sale Shares	Consideration (INR)	Bank Account
Sachinkumar Kamalkishore Mandloi	5,49,990	Rs 63,24,885/-	Name of the Bank :- Indusind Bank Ltd;

Seller I /s/ SKM	Seller II /s/ ASM	Purchaser /s/ DS	Company /s/ DS	Tripborn Nominee /s/ DS

Exhibit 2.2

Anju Sachinkumar Mandloi	10	Rs 115/-	Name of the Bank :- Indusind Bank Ltd;

i.	The Tripborn Nominee shall file Form MGT 4 with the Company. Purchaser I shall file Form MGT 5 with the Company. The Company shall further file MGT 6 with the Registrar of Companies (ROC);

ii.
The Company shall take the necessary corporate actions including but not limited to holding such meetings as may be required to approve and take on record the transfer of the Sale Shares and noting the Purchaser I as the beneficial owner of the Sale Shares and the Company shall provide to the Purchasers a true copy of the minutes of the meeting approving the transfer of the Sale Shares and a  certified extract of the Register of Members of the Company updating Purchasers as the owners of the Sale Shares;

iii.
The Parties and the Designated Authorised Dealer shall further co-operate and take the necessary steps to file the Form FCTRS along with requisite enclosures for transfer of Sale Shares within the prescribed timelines and in accordance with FEMA 20.

4.	REPRESENTATIONS AND WARRANTIES

a.	Seller I and Seller II hereby represent and warrant to the Purchasers that:

i.	The Sellers are the legal and beneficial owners of the Sale Shares and have the right to exercise all voting and other rights over and in respect of such Sale Shares;

ii.
The Sellers have received all approvals, licenses, consents and authorizations from all authorities concerned including Governmental Authorities, financial institutions, if any, required to be obtained for the purposes of this transaction, to enable the Sellers to sell the Sale Shares to the Purchaser and no consents or approvals from any person is required to be obtained by the Sellers to validly transfer the Sale Shares to the Purchaser;

iii.	The Sellers have full, unrestricted power and unqualified right to sell, transfer, assign, convey and deliver to the Purchaser, the title in the Sale Shares;

iv.
The execution and delivery of this agreement by the Sellers, and promises, agreements or undertakings by the Sellers, under this Agreement do not or shall not, to the best of the Sellers knowledge, violate any law, rule, regulation or order applicable to him or violate or contravene the provisions of or constitute a default under any documents, contracts, agreements or any other instruments to which he is a party or which are applicable to him;

v.	The Sale Shares held by the Sellers have been allotted or acquired and are each fully paid or credited as fully paid and full stamp duty applicable of the Sale Shares have been paid;

vi.	There is no Encumbrance or any third party interest on any of the Sale Shares;

Seller I /s/ SKM	Seller II /s/ ASM	Purchaser /s/ DS	Company /s/ DS	Tripborn Nominee /s/ DS

Exhibit 2.2

vii.
This Agreement or any other document to be executed pursuant to or in connection with this Agreement will when executed, constitute legal, valid, binding and enforceable obligations on the Seller, in accordance with their respective terms;

viii.
There are no legal, quasi-legal, administrative, arbitration, mediation, conciliation or other proceedings, claims, actions or governmental investigations of any nature pending against it or to which any of Sale Shares is or may be subject to, and the Seller has not received notice of any such proceeding, claim, action or governmental investigation against the Sellers and there are no such threatened proceeding, claim, action or governmental investigation, which relates in any manner to this Agreement or which could adversely impact the Sellers abilities to perform this Agreement;

ix.
The Sellers have not executed any powers of attorney, except for necessary actions for the implementation of this Agreement, and there is no delegation of authority in respect of the rights and powers derived from holding the Sale Shares;

x.
The Tripborn Nominee shall act as nominee/registered owner for the Purchaser I who shall be the beneficial owner for the 10 shares to be purchased by Tripborn Nominee from the Seller II. The Tripborn Nominee shall file the necessary forms as may be required for this purpose;

xi.
Upon the purchase of the Sale Shares, the Purchasers will be the sole legal and beneficial owner of the Sale Shares. The Purchasers shall have clear title to the Sale Shares and the Sale Shares will be free from any encumbrances or any claim or demand of any description;

xii.
The Sellers have not exercised any buy-back rights on the Sale Shares and do not have any outstanding claims against the Company nor are there any facts/circumstances which could give rise to such claim by the Sellers against the Company in relation to the Sale Shares;

xiii.
The Seller shall not sell, pledge, create any encumbrance, third party interest or otherwise dispose the Sale Shares in any manner till the Closing Date or termination of this Agreement, whichever is earlier; and

xiv.
Assuming the accuracy of the representations of the Purchasers in Section 4(b) of this Agreement, the Sale Shares will be purchased in compliance with all Applicable Law.  The sale and purchase of the Sale Shares as contemplated by this Agreement are exempt from the registration requirements of applicable state and federal securities laws of the United States, and neither Seller nor any authorized agent acting on such Seller’s behalf will take any action hereafter that would cause the loss of such exemption.

b.	The Purchaser hereby represents and warrants to the Sellers that:

i.
the Purchaser has all requisite power and authority to execute, deliver and perform this agreement and any other documents which may be required to effect the transactions contemplated by this Agreement;

ii.
the execution and delivery of this Agreement and the consummation of the transactions contemplated pursuant to this Agreement have been duly authorised by all necessary action on the part of the Purchaser and no further action is required on the part of the Purchaser to authorise the execution of this Agreement and the transaction contemplated under it;

Seller I /s/ SKM	Seller II /s/ ASM	Purchaser /s/ DS	Company /s/ DS	Tripborn Nominee /s/ DS

Exhibit 2.2

iii.
this Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company that the Sale Shares will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Sale Shares;

iv.
the Purchaser acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Sale Shares.  The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of purchase and sale of the Sale Shares.

v.
the Sale Shares were not offered to the Purchaser through, and the Purchaser is not aware of, any form of general solicitation or general advertising, including, without limitation, (A) any advertisement, articles, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, and (B) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising;

vi.
the Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Sale Shares.  The Purchaser also represents that it has not been organized solely for the purpose of acquiring the Sale Shares;

vii.	the Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D of the United States Securities and Exchange Commission, as presently in effect.

c.
The Company hereby represents and warrants to the Purchasers that, except as set forth on the Disclosure Schedule attached as Exhibit A to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated:

i.
the Company has all requisite power and authority to execute, deliver and perform this agreement and any other documents which may be required to effect the transactions contemplated by this Agreement.

ii.
the execution and delivery of this Agreement and the consummation of the transactions contemplated pursuant to this Agreement have been duly authorised by all necessary action on the part of the Company and no further action is required on the part of the Company to authorise the execution of this Agreement and the transaction contemplated under it.

Seller I /s/ SKM	Seller II /s/ ASM	Purchaser /s/ DS	Company /s/ DS	Tripborn Nominee /s/ DS

Exhibit 2.2

iii.
the Company is duly incorporated validly existing and has full power and authority to conduct  the Business and has obtained all approvals and licenses required to conduct the Business and all of them are in full force and effect. The Company is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is necessary.

iv.
the present authorized share capital of the Company is Rs. 1,12,50,000/- (Rupees One Crore Twelve Lakhs Fifty Thousand only) divided into 11,25,000 (Eleven Lakhs Twenty Five Thousand Only)) equity shares of Rs. 10/- each.

the present issued, subscribed and paid-up equity share capital of the Company is Rs. 55,00,000/- (Rupees Fifty Five Lakhs only) divided into 5,50,000 (Five Lakh Fifty Thousand only) Equity Shares having a face value of Rs. 10/- (Rupees Ten only) each and is held as provided hereunder:

Shareholder	No. Of Shares	Share Certificate Number	Distinctive Numbers
Sachinkumar Kamalkishore Mandloi	5000	5	5001	10000
Sachinkumar Kamalkishore Mandloi	540000	6	10001	540000
Sachinkumar Kamalkishore Mandloi	4990	9	1	4990
Anju Sachinkumar Mandloi	10	10	4991	5000
Total	5,50,000

v.
there are no outstanding options, warrants, rights (including conversion or pre-emptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any equity shares (or similar security), or any securities convertible into or exchangeable for equity shares (or similar security).

vi.
the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.  The Company is not a participant in any joint venture, partnership or similar arrangement.

vii.
no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.

viii.
there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or Key Employee of the Company; (ii) that questions the validity of the this Agreement or the right of the Company to enter into it, or to consummate the transactions contemplated by this Agreement; or (iii) that would reasonably be expected to be, either individually or in the aggregate, material to the Company.  Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company).  There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.  The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

Seller I /s/ SKM	Seller II /s/ ASM	Purchaser /s/ DS	Company /s/ DS	Tripborn Nominee /s/ DS

Exhibit 2.2

ix.
the Company owns no Company Intellectual Property. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.  Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.  The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.  The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.  To the Company’s knowledge, it will not be necessary to use any inventions of any of its officers, employees, or consultants (or Persons it currently intends to hire) made prior to their employment by the Company.

x.
the Company is not in violation or default (i) of any provisions of its Charter documents (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, (v) of any provision of any Applicable Law.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any Encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any permit or license applicable to the Company.  The Company, to its Knowledge, is presently and at all times since inception has been in all material respects in compliance with all Applicable Laws, and all ordinances, regulations and orders application to its business.

xi.
except for this Agreement, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (A) obligations (contingent or otherwise) of, or payments to, the Company in excess of $[20,000], (B) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (C) indemnification by the Company, (D) the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), (E) a joint venture, partnership or similar arrangement, or (F) collective bargaining.  Except for this Agreement, the Company is not party or by which it is bound any agreements, understandings, instruments, contracts or proposed transactions with (A) any employee, independent contractor, union or labor organization, or (B) a Governmental Authority.

Seller I /s/ SKM	Seller II /s/ ASM	Purchaser /s/ DS	Company /s/ DS	Tripborn Nominee /s/ DS

Exhibit 2.2

xii.
the Company has not (A) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (B) incurred any indebtedness for money borrowed or incurred any other liabilities, (C) made any loans or advances to any Person, or (D) sold, exchanged or otherwise disposed of any of its assets or rights. The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

xiii.
there are no agreements, understandings or proposed transactions between the Company and any of its officers or directors or any Affiliate thereof.  The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees.  None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, have any (A) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (B) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company or (C) financial interest in any contract with the Company.

xiv.
since December 31, 2014, there has not been: (A) any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect; (B) any damage, destruction or loss, whether or not covered by insurance, that would have be material to the Company; (C) any waiver or compromise by the Company of a valuable right or of a material debt owed to it; (D) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not be material to the Company; (E) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject; (F) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder; (G) any resignation or termination of employment of any officer or Key Employee of the Company; (H) any Encumbrance created by the Company, with respect to any of its material properties or assets, except Encumbrances that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets; (I) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business; (J) any declaration, setting aside or payment or other distribution in respect of any of the Company’s equity shares, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by the Company; (K) any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to be material to the Company; (L) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company; (M) to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally,  that could reasonably be expected to result in a Material Adverse Effect.

Seller I /s/ SKM	Seller II /s/ ASM	Purchaser /s/ DS	Company /s/ DS	Tripborn Nominee /s/ DS

Exhibit 2.2

xv.
the property and assets that the Company owns are free and clear of all Encumbrances.  With respect to the property and assets it leases, the Company is in compliance with such leases and, holds a valid leasehold interest free of any Encumbrances other than those of the lessors of such property or assets.  The Company does not own any real property.

xvi.	the Company has no liability or obligation, absolute or contingent (individually or in the aggregate.

xvii.
as of the date hereof, the Company employs 8 employees and no part-time employees and engages consultants or independent contractors. Subsection 4(c)(xvii) of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company who have received compensation in the previous two (2) years.

xviii.
neither the execution or delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

xix.
the Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all Applicable Laws related to employment, including those related to wages, hours, worker classification, and collective bargaining.  The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

xx.
the Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company.  There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, nor is the Company aware of any labor organization activity involving its employees.

Seller I /s/ SKM	Seller II /s/ ASM	Purchaser /s/ DS	Company /s/ DS	Tripborn Nominee /s/ DS

Exhibit 2.2

xxi.
there are no taxes due and payable by the Company which have not been timely paid.  There are no accrued and unpaid taxes of the Company which are due, whether or not assessed or disputed.  There have been no examinations or audits of any tax returns or reports by any applicable Governmental Authority.  The Company has duly and timely filed all tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

xxii.
the Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to be material to the Company.  The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

xxiii.	the Company is and has been in compliance with the all the Environmental and Health Laws in India as may be applicable to the Company

xxiv.
the Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser have requested for deciding whether to acquire the Seller Shares.  No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

5.	SURVIVAL; INDEMNITY

The representations and warranties of the Sellers, the Purchasers and the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made any Party hereto.  Each Party hereby agrees to indemnify and hold the other Parties harmless from and against all claims, losses, taxes, liabilities, damages or deficiencies suffered, by a non-defaulting Party as a result of breach of any of terms and conditions by a Party to this Agreement.

6.	TERMINATION

This Agreement may be terminated by the mutual written consent of all the Parties.

7.	GOVERNING LAW AND JURISDICTION

This Agreement and any obligations arising out of or connecting to it shall be governed by the laws of India. Courts situated at Ahmadabad shall have exclusive jurisdiction to try and entertain any disputes arising out of or in connection with this Agreement.

8.	MISCELLANEOUS

a.	This Agreement does not create a relationship of employment, agency or partnership between the Parties.

Seller I /s/ SKM	Seller II /s/ ASM	Purchaser /s/ DS	Company /s/ DS	Tripborn Nominee /s/ DS

Exhibit 2.2

b.	Each notice or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address and email address set out above.

c.
Each Party agrees to perform (or procure the performance of) all further acts and things (including the execution and delivery of, or procuring the execution and delivery of, all deeds and documents that may be required by Applicable Law or as may be necessary, required or advisable, procuring the convening of all meetings, the giving of all necessary waivers and consents and the passing of all resolutions and otherwise exercising all powers and rights available to them) as the other Parties may reasonably require to effectively carry on the full intent and meaning of this Agreement and to complete the transactions contemplated hereunder.

d.	No modification or amendment to this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and duly executed by or on behalf of the Parties.

e.
If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent for any reason including by reason of any Applicable Laws or regulation or government policy, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

f.	All costs, expenses, including stamp duty in relation to the execution of this Agreement, shall be borne by the Company.

g.
This Agreement contains the entire understanding of the Parties and shall supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS SHARE PURCHASE AGREEMENT DATED DECEMBER 14,  2015 AT AHMADABAD, GUJURAT

NAME OF PARTY	SIGNATURE	WITNESS NAME AND SIGNATURE
Sachin Mandoi	/s/ Sachin Mandloi	/s/ Deepak Sharma
Anju Mandloi	/s/ Anju Mandloi	/s/ Sachin Mandloi
PinstripesNYC, Inc.	/s/ Deepak Sharma	/s/ Sachin Mandloi
Sunalpha	/s/ Deepak Sharma	/s/ Sachin Mandloi
Tripborn (US) LLC	/s/ Deepak Sharma	/s/ Sachin Mandloi

Seller I /s/ SKM	Seller II /s/ ASM	Purchaser /s/ DS	Company /s/ DS	Tripborn Nominee /s/ DS

Exhibit 2.2

EXHIBIT A
DISCLOSURE SCHEDULE

Sr. No.	Representations and Warranties - Clause No.	Disclosure
1.	Clause 4 (c) (xi)
The Company had entered into Software licensing Agreement  dated April 1 2015 with Arna Global LLC for its business operation, pursuant to which an amount of 9,56,000 USD and User fee for 2,15,000 USD  is outstanding and payable to   Arna Global LLC

2.	Clause 4 (c) (xiii)
• The Company has borrowed amounts in the form of loans from the existing directors of the Company i.e Mr. Deepak Sharma and Mr. Sachin Mandloi on (Please refer Annexure I).

• Mr. Deepak Sharma has provided a personal guarantee for a loan taken by the Company from IATA for the amounts of 33,000,00 Rs/-

3.	Clause 4 (c) (xv)
The Company is currently using premises owned by Mr. Deepak Sharma in his personal capacity. A formal agreement shall be entered into for this purpose to record the terms, conditions and consideration for the same.

4.	Clause 4 (c) (xvi)
• The Company had entered into Software licensing Agreement  dated April 1, 2015 with Arna Global LLC for its business operation, pursuant to which an amount of 9,56,000 USD and User fee for 2,15,000 USD is outstanding and payable to Arna Global LLC.

• The Company has borrowed amounts in the form of loans from the existing directors of the Company i.e Mr. Deepak Sharma and Mr. Sachin Mandloi on (Please refer Annexure I)

Clause 4 (c) (xvii)
• There is an understanding between the Company and certain employees to create an ESOP Pool and an ESOP Plan for certain employees, being Keyur Gadhiya, Kamlesh Vora, Seema Rajput, Harshad Patel, Devangini Sharma, Anju Mandloi, Kamlesh Sitapara, Amit Pathak, Kanak Vyas, Rutu Patel .The Company has not formalised any agreements for the same yet.

• Please refer Annexure II for compensation paid to employees in previous 2 (two) years.

Seller I /s/ SKM	Seller II /s/ ASM	Purchaser /s/ DS	Company /s/ DS	Tripborn Nominee /s/ DS

Exhibit 2.2

Annexure I

A.	Loan Account of Deepak Sharma (1-Apr-2015 to 26-Nov-2015)

Date	Particulars		Vch Type	Vch No.	Debit	Credit
01-04-2015	Dr	Opening Balance				9482365.80
07-04-2015	Cr	Cash	Payment	16	5700.00
		Train Ticket
14-04-2015	Cr	DEEP TRAVELS-12	Journal	01	1400.00
		DEEPAK BHAI- PERSONAL RAILWAY TICKET BOOKING BY DEEP TRAVELS
11-06-2015	Cr	ICICI BANK	Payment	176	1800000.00
		Loan Repayment
13-06-2015	Cr	ICICI BANK	Payment	190	1800000.00
		Repayment
16-06-2015	Cr	ICICI BANK	Payment	208	1800000.00
		Loan Repayment
07-08-2015	Cr	Shree Hariniwas-Katra	Journal	843	18000.00
		vaishnodevi
30-09-2015	Dr	ICICI BANK	Receipt	1155		600000.00
		BY CASH - AHMEDABAD - 100 FEET ROAD
30-09-2015	Dr	ICICI BANK	Receipt	1156		1000000.00
		Transfer for IRCTC/NSP
30-09-2015	Dr	ICICI BANK	Receipt	1157		200000.00
		BY CASH - AHMEDABAD - 100 FEET ROAD
30-09-2015	Dr	ICICI BANK	Receipt	1158		2000000.00
		TRFR FROM:DEEPAK GANPATLAL SHARMA
30-09-2015	Dr	Indusand Bank-	Receipt	1160		500000.00
		RTGS- SUNALPHA GREEN TECHNO
01-10-2015	Dr	ICICI BANK	Receipt	1162		700000.00

Seller I /s/ SKM	Seller II /s/ ASM	Purchaser /s/ DS	Company /s/ DS	Tripborn Nominee /s/ DS

Exhibit 2.2

		BY CASH - AHMEDABAD - 100 FEET ROAD
09-11-2015	Dr	Cash	Receipt	1407	300000.00
		cash rec
5425100.00					14782365.80
	Cr	Closing Balance	9357265.80
14782365.80					14782365.80

Seller I /s/ SKM	Seller II /s/ ASM	Purchaser /s/ DS	Company /s/ DS	Tripborn Nominee /s/ DS

Exhibit 2.2

B.	Loan Account of Sachinkumar Kamalkishore Mandloi (1-Apr-2015 to 2-Dec-2015)

Date	Particulars		Vch Type	Vch No.	Debit	Credit
01-04-2015	Dr	Opening Balance				887000.00
11-06-2015	Dr	ICICI BANK	Receipt	489		975000.00
12-06-2015	Dr	ICICI BANK	Receipt	493		975000.00
13-06-2015	Dr	ICICI BANK	Receipt	504		800000.00
14-06-2015	Dr	ICICI BANK	Receipt	508		975000.00
15-06-2015	Dr	ICICI BANK	Receipt	514		800000.00
16-06-2015	Dr	ICICI BANK	Receipt	519		875000.00
14-07-2015	Cr	Cash	Payment	326	4300.00
25-07-2015	Cr	Cash	Payment	363	50000.00
29-07-2015	Cr	Cash	Payment	376	1200.00
04-08-2015	Dr	ICICI BANK	Receipt	815		1000000.00
28-08-2015	Cr	Cash	Payment	483	6400.00
30-09-2015	Cr	SACHIN MANDLOIi	Journal	journal/001	5400000.00
06-10-2015	Dr	ICICI BANK	Receipt	1190		700000.00
17-10-2015	Cr	Cash	Payment	632	3700.00
5465600.00						7987000.00
	Cr	Closing Balance	2521400.00
7987000.00						7987000.00

Seller I /s/ SKM	Seller II /s/ ASM	Purchaser /s/ DS	Company /s/ DS	Tripborn Nominee /s/ DS

Exhibit 2.2

Annexure II

Sunalpha Green Technologies Private Limited

Payroll Details 2014-15 & 15-16

Employee Name	Monthly Salary	2014-15 March (YTD)	Monthly Salary	2015 (April to YTD)
Ashish Gupta	37500	37500
Nirali Shah	26500	102466
Prashant Contractor	20000	95000	22500	45000
Dharmendra Patel	16000	192000	15000	75000
Shreeja Nair	6500	66900	10000	43991
Prashant Suryavanshi	3500	18200	4667	28000
Jaineeth k Shah	16000	64000	16000	60266
Arshad Saiyad			5168	10335
Jakkin S			8500	30450
Azhar Mansuri			28000	98933
Ankit Malhotra			12000	34800
Kamal Pandya			37000	221000
Keyur Ghadhiya	19542	234500	26000	156000
Harshad Viradiya	11000	28000
Harshad Patel			15000	90000
Bhavesh		11333
Total		838566		893775